Exhibit 16.3

February 18, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 18, 2005, of REMEC, Inc. and are in agreement with the statements contained in the paragraphs two, four, five and seven therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one, three and six of Item 4.01 on page one of the above referenced filing.

/s/ Ernst & Young LLP